Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]      Preliminary Proxy Statement
[  ]      Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2)
[X ]      Definitive Proxy Statement
[  ]      Definitive Additional Materials
[  ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

               Rawlings Sporting Goods Company, Inc.
         (Name of Registrant as Specified In Its Charter)

     _______________________________________________________
            (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x ]      No fee required.
[  ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.
          1)   Title of each class of securities to which transaction applies:
               _________________________________________________
          2)   Aggregate number of securities to which transaction applies:
               _________________________________________________
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               _________________________________________________
          4)   Proposed maximum aggregate value of transaction:
               _________________________________________________
          5)   Total fee paid:
               _________________________________________________
[  ]      Fee paid previously with preliminary materials.
[  ]      Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1)   Amount Previously Paid:
               ____________________________________________________
          2)   Form, Schedule or Registration Statement No.:
               ____________________________________________________
          3)   Filing Party:
               ____________________________________________________
          4)   Date Filed:
               ____________________________________________________

              RAWLINGS SPORTING GOODS COMPANY, INC.
                       1859 INTERTECH DRIVE
                     FENTON, MISSOURI  63026


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Rawlings Sporting Goods Company, Inc. (the "Company") will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri 63141 on Thursday, January 14, 1999 at 10:00 a.m., Central Time, to consider and take action with respect to the following:

     1. To elect two Directors for a class of Directors to serve until the annual meeting following the Company's fiscal year ending August 31, 2001.

     2. To ratify the Board of Directors' selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1999.

     3. To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Stockholders of record at the close of business on November 17, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     All stockholders are cordially invited to attend the meeting.


                              By Order of the Board of Directors


                              /s/ Howard B. Keene
                              Howard B. Keene
                                  Secretary


Dated:    November 25, 1998


                     YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING.

              RAWLINGS SPORTING GOODS COMPANY, INC.
                       1859 INTERTECH DRIVE
                     FENTON, MISSOURI  63026


                         PROXY STATEMENT

                   MAILED ON NOVEMBER 25, 1998

  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 14, 1999


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rawlings Sporting Goods Company, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held on January 14, 1999 and at any adjournments thereof. The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders (the "Notice") which accompanies this Proxy Statement.

     The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph, and the Company may pay persons holding shares for others their expenses in sending proxy materials to their principals.


               VOTING SECURITIES AND VOTES REQUIRED

     Only stockholders of record at the close of business on November 17, 1998 ("Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 7,796,871 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote.

     The holders of record of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or withhold a vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     Each candidate for election as a Director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present, is required to ratify the Board of Directors' selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1999.

     Shares represented by proxies which are marked "WITHHELD" with regard to the election of Directors will be excluded entirely from the vote and will have no effect. Shares represented by proxies which are marked "ABSTAIN" with respect to the other matters presented for consideration at the Annual Meeting will be considered present in person or represented by proxy at the meeting and, accordingly, will have the effect of a negative vote because those matters each require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions with respect to a particular matter ("broker non-votes"), those shares will have no effect on the outcome of such matter.

     Shares entitled to vote represented by proxies which are properly executed and returned before the Annual Meeting will be voted at the Annual Meeting as directed therein. If no vote is specified therein, the shares will be voted "FOR" the election of the Directors named as nominees in the Proxy Statement, and "FOR" the ratification of the selection of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1999.

     The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders insofar as the proxies are not limited to the contrary. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by delivering to any of the persons named as proxies, or to the Company addressed to the Secretary, an instrument revoking the proxy, by appearing at the Annual Meeting and voting in person or by executing a later dated proxy which is exercised at the Annual Meeting.


                      PRINCIPAL STOCKHOLDERS

     The stockholders named in the following table are the only stockholders known to the Company to be the beneficial owners of five percent (5%) or more of the Company's Common Stock as of September 30, 1998. For purposes of this table, and as used elsewhere in this Proxy Statement, the term "beneficial owner" means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, a security or the power to dispose, or to direct the disposition, of a security.

                                        AMOUNT AND
                                        NATURE OF
NAME AND ADDRESS OF                     BENEFICIAL     PERCENT
BENEFICIAL OWNERS                       OWNERSHIP      OF CLASS

First Pacific Advisors, Inc.
1140 West Olympic Boulevard, Suite 1200
Los Angeles, California 90064           893,500/1/     11.5%

Robert M. Raiff
152 West 57th Street
New York, New York 10019                845,800/2/     10.8%

Bull Run Corporation
4370 Peachtree Rd. NE
Atlanta, Georgia 30319                  806,500/3/     10.3%

Samuel R. Shapiro
3060 Peachtree Rd. N.W., Suite 1555
Atlanta, Georgia  30305                 877,200 /4/    11.3%

/1/ This amount, as reflected in an amended report on Schedule 13G dated February 5, 1998, consists of no sole voting power, shared voting power with respect to 368,500 shares, no sole dispositive power and shared dispositive power with respect to 893,500 shares.
/2/ This amount, as reflected in a report on Form 4 dated September 8, 1998, consists entirely of sole voting and dispositive power, with no shared voting or dispositive power.

/3/ This amount, as reflected in a report on Schedule 13D dated January 28, 1998, does not include 925,804 shares of Common Stock issuable to Bull Run Corporation upon exercise of a Common Stock Purchase Warrant which is not currently exercisable. Robert S. Prather, Jr. is the President and Chief Executive Officer of Bull Run Corporation. Pursuant to a Standstill Agreement, dated November 21, 1998, between the Company and Bull Run Corporation, Bull Run Corporation is entitled to select two nominees to the Board of Directors of the Company. Mr. Prather and Charles L. Jarvie were selected by Bull Run Corporation as its nominees and appointed to the Board of Directors during the Company's fiscal year ended August 31, 1998.

/4/ This amount is reflected in a report on Schedule 13G dated September 8, 1998, filed jointly by Samuel R. Shapiro and Shapiro Capital Management Company, Inc. ("Shapiro Capital"). The Schedule 13G reports that Mr. Shapiro is the president, director and majority shareholder of Shapiro Capital which reported sole voting and dispositive power for 63,000 shares of Common Stock. Additionally, the Schedule 13G reports that Mr. Shapiro has sole voting and dispositive power for 814,200 shares of Common Stock. Shapiro Capital is an investment advisor under the Investment Advisers Act of 1940, having authority to direct the investments of its advisory clients.

                  STOCK OWNERSHIP OF DIRECTORS,
         THE NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table and notes thereto set forth information, as of September 30, 1998, with respect to the beneficial ownership of shares of Common Stock by each Director, each person nominated by the Board for election to the Board of Directors and each Executive Officer named in the Summary Compensation Table and by the Directors and Executive Officers of the Company, as a group, based upon information furnished to the Company by such persons:

                  AMOUNT OF BENEFICIAL OWNERSHIP
                   AS OF SEPTEMBER 30, 1998/1/


                              AMOUNT AND NATURE OF     PERCENT
NAME OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP     OF CLASS

Andrew N. Baur                   18,926      /2/       *
Michael McDonnell                76,029      /3/       *
William C. Robinson              35,500      /4/       *
Michael J. Roarty                14,000      /4/       *
Linda L. Griggs                   2,000      /5/       *
Robert S. Prather, Jr.          806,658      /6/       10.3%
Charles L. Jarvie                   158      /7/       *
Howard B. Keene                  79,683      /8/       1.0%
Paul E. Martin                   60,973      /9/       *
J. Michael Thompson              45,508      /10/      *
Jonathan Hodgins                  2,699      /11/      *
Carl J. Shields                              /12/      *
Randy D. Black                   46,456      /13/      *
All Current Directors and     1,268,110                16.3%
Executive Officers as a
Group (13 persons)
______________________________

*Less than 1%

/1/ Each Director and Executive Officer owning shares listed or included in this table exercises sole voting and dispositive power over such shares, except as otherwise indicated in footnotes /2/ through /10/. Included in the table are shares underlying options that are exercisable within sixty days after August 31, 1998.

/2/ This amount includes 4,000 shares of Common Stock underlying options granted under the Rawlings Sporting Goods Company, Inc. Non-Employee Directors' Stock Plan ("Directors' Plan") and 3,926 shares of Common Stock Mr. Baur is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/3/ This amount includes 4,000 shares of Common Stock underlying options granted under the Directors' Plan and 4,029 shares of Common Stock Mr. McDonnell is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/4/ This amount includes 4,000 shares of Common Stock underlying options granted under the Directors' Plan.

/5/ This amount includes 1,500 shares of Common Stock underlying options granted under the Directors' Plan.

/6/ This amount does not include Common Stock which may be purchased by Bull Run Corporation pursuant to Common Stock Purchase Warrants because such Warrants are not currently exercisable. Mr. Prather is President and Chief Executive Officer of Bull Run Corporation. This amount includes 158 shares of Common Stock Mr. Prather is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/7/ This amount includes 158 shares of Common Stock Mr. Jarvie is entitled to receive in lieu of directors' fees pursuant to the Directors' Plan.

/8/ This amount includes 68,617 shares of Common Stock underlying options granted under the Rawlings Sporting Goods Company, Inc. 1994 Long-Term Incentive Plan (the "Stock Option Plan") and 11,066 shares beneficially owned under the Rawlings Sporting Goods Company, Inc. Savings Plan (the "401(k) Plan") as to which Mr. Keene has sole voting and dispositive power.

/9/ This amount includes 57,511 shares of Common Stock underlying options granted under the Stock Option Plan, and 962 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Martin has sole voting and dispositive power.

/10/ This amount includes 42,391 shares of Common Stock underlying options granted under the Stock Option Plan, and 2,317 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Thompson has sole voting and dispositive power.

/11/ This amount includes 2,500 shares of Common Stock underlying options granted under the Stock Option Plan and 199 shares of Common Stock beneficially owned under the 401(k) Plan as to which Mr. Hodgins has sole voting and dispositive power.

/12/ Mr. Shields resigned as a Director, Chairman, Chief
     Executive Officer and President of the Company on October 27, 1997. The Company does not have available to it information regarding Mr. Shield's stock ownership as of September 30, 1998.

/13/ This amount includes 41,423 shares of Common Stock underlying options granted under the Stock Option Plan, and 5,033 shares beneficially owned under the 401(k) Plan as to which Mr. Black has sole voting and dispositive power.

                      ELECTION OF DIRECTORS

     At this Annual Meeting, two Directors will be elected for a term expiring at the annual meeting following the Company's fiscal year ending August 31, 2001. Linda L. Griggs and William
C. Robinson have informed the Company they are willing to serve for the term to which they are nominated if they are elected. If either of these nominees should become unavailable for election or is unable to serve as a Director, the shares represented by proxies voted in favor of him will be voted for any substitute nominee as may be named by the Board of Directors. The candidate for election as a Director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting.

     The ages, terms of office and certain other information as of August 31, 1998 with respect to Linda L. Griggs and William C.
Robinson, and each of the other persons serving as Directors are as follows:


   INFORMATION CONCERNING THE NOMINEES FOR TERM EXPIRING AT THE
     ANNUAL MEETING OF STOCKHOLDERS FOLLOWING THE FISCAL YEAR
                      ENDING AUGUST 31, 2001


                                                  IF ELECTED,
                                                  TERM
                                                  EXPIRES AT
                                                  ANNUAL
                                                  MEETING OF
                                                  STOCKHOLDERS
                                                  FOLLOWING
                                                  THE FISCAL YEAR
                                   SERVED AS      ENDING AUGUST
NAME AND PRINCIPAL OCCUPATION      DIRECTOR SINCE      31,

LINDA L. GRIGGS, age 49                 1996           2001
 Partner in the Business and Finance
 Section of the law firm of Morgan,
 Lewis & Bockius LLP.

WILLIAM C. ROBINSON, age 48             1994           2001
 President of The Treehouse Florida
 Fancy, Inc. since 1990; a consultant
 to F.W. Woolworth Co. from 1988 to 1990;
 President and Chief Executive Officer of
 Robby's Sports, a 49-store sporting goods retail chain, from 1973 to 1988.


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF LINDA L. GRIGGS AND WILLIAM C. ROBINSON AS DIRECTORS
OF THE COMPANY.

            INFORMATION CONCERNING REMAINING DIRECTORS

                                                  IF ELECTED,
                                                  TERM
                                                  EXPIRES AT
                                                  ANNUAL
                                                  MEETING OF
                                                  STOCKHOLDERS
                                                  FOLLOWING
                                                  THE FISCAL YEAR
                                   SERVED AS      ENDING AUGUST
NAME AND PRINCIPAL OCCUPATION      DIRECTOR SINCE      31,

CHARLES L. JARVIE, age 61               1998           1999
  President and director of Host Communications, Inc. since
  1993; director of Chase Bank of Texas, Total Sports
  Manufacturing Co. and Universal Sports America Co.

MICHAEL MCDONNELL, age 59               1994           1999
  President of West Union Corporation, a holding company for the distribution of hardware and the manufacturing of building products, since 1980; director of National Commerce Bancorp.; part owner of the St. Louis Cardinals Major League Baseball team since 1996.

MICHAEL J. ROARTY, age 70               1994           1999
  Consultant to Anheuser-Busch Companies, Inc., a brewery, since
  October 1994; previously Executive Vice President - Marketing of Anheuser-Busch Companies, Inc.

ANDREW N. BAUR, age 54                  1994           2000
  Chairman of Mississippi Valley Bancshares, a bank holding company, and Chairman of Southwest Bank of St. Louis, the bank subsidiary of Mississippi Valley Bancshares, since 1984; Secretary and Treasurer of the St. Louis Cardinals Major League Baseball team since 1996.

STEPHEN M. O'HARA, age 43               1998           2000
  Chairman of the Board and Chief Executive Officer of the Company since November 2, 1998; previously since 1991
  President of Specialty Catalog Corp., a direct marketer targeting niche consumer products.

ROBERT S. PRATHER, JR., age 54          1998           2000
  President and Chief Executive Officer of Bull Run Corporation since 1992; director of Gray Communications Systems, Inc. since 1993 and interim Executive Vice President-Acquisitions since 1996; Chairman of the Board of Phoenix Corporation, a steel service center, from 1980 to 1992.

             BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than one and no more than ten members as shall be determined from time to time by vote of a majority of the Directors then in office. The Board of Directors currently consists of eight members. Article Six of the Company's Certificate of Incorporation provides that from and after the first annual meeting of the stockholders the Company's Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the Board permits. The members of each class are elected to serve for a term of three years and until their successors are duly elected and qualified, or until a member's death, resignation or removal.

     Under the present schedule, regular meetings of the Board of Directors are held four times each year and additional special
meetings are called whenever necessary.   The Board met seven
times during the fiscal year ended August 31, 1998. All of the Directors attended at least 75% of the meetings of the Board of Directors occurring during their respective terms and of the committees of the Board of Directors on which they served at the time of such meetings which were held during the fiscal year ended August 31, 1998, except that Mr. Jarvie could not attend one of the three meetings of the Board of Directors held during such fiscal year after he was elected a director of the Company.

     The Board of Directors has established an Audit Committee consisting of Andrew N. Baur, William C. Robinson, Linda L. Griggs and Robert S. Prather. Mr. Baur serves as Chairman of the Audit Committee. The Audit Committee is authorized to recommend to the Company's Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and to review the planned scope of the annual external and internal audits, the independent accountants' and internal auditors' report to management and management's responses thereto and the effectiveness of the Company's internal audit staff. The Audit Committee met once during the fiscal year ended August 31, 1998.

     At the regular meeting of the Board of Directors held on October 15, 1998, the Board established a Finance Committee, consisting of Andrew N. Baur, Robert S. Prather and Michael McDonnell. The Finance Committee is authorized to review acquisition prospects and capital expenditures in excess of $500,000 and report to the Board. The Finance Committee has not met as of the date hereof.

     The Board of Directors has also established a Compensation Committee consisting of Michael McDonnell, Michael J. Roarty, William C. Robinson and Charles L. Jarvie. Mr. Robinson serves as Chairman of the Compensation Committee. The Compensation Committee is authorized to establish remuneration levels for Executive Officers, review the performance of the Chief Executive Officer, review management organization and development, review significant non-equity based employee benefit and executive compensation programs and establish and administer equity-based executive compensation programs, including the Stock Option Plan. The Compensation Committee met one time during the fiscal year ended August 31, 1998, which meeting took place prior to Mr. Jarvie becoming a member of such committee.

     The Board of Directors has not established a nominating committee.

     The Bylaws provide that, unless nominated by the Board of Directors, no person may be elected a director unless notice in writing of such person's nomination by a beneficial or record owner of common stock of the Company shall be received by the Secretary of the Company not less than sixty days prior to the first anniversary of the preceding year's annual meeting;
provided that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by the stockholder must be delivered not later than the close of business on the later of
(i) the sixtieth day prior to such annual meeting, or (ii) the tenth day following the date on which public announcement of the date of such meeting is first made. Such notice must set forth
(a) the name and address of the nominating stockholder and of the nominee, (b) a representation that such stockholder is a beneficial or record owner of stock of the Company entitled to vote in the election of directors at such meeting and intends to appeal in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) the name and address of the record holder of the stock as it appears in the Company's books and of the beneficial owners thereof, if any, on whose behalf the nomination is made, (d) the class and number of shares which are owned beneficially and of record by the nominating stockholders and each proposed nominee, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (f) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A promulgated under the Exchange Act had the nominee been nominated or intended to be nominated by the Board of Directors, and (g) the consent of each nominee to serve as a director of the Company if elected.


                    COMPENSATION OF DIRECTORS

     The Company's Directors, except for those who are also employees of the Company, receive an annual retainer fee of $15,000 for service as a Director. In addition, each non-employee Director receives meeting attendance fees of $1,000 per meeting for special Board meetings or Committee meetings not held in conjunction with a regular Board meeting. The Company also reimburses all of its Directors for their out-of-pocket expenses incurred in the performance of their duties as Directors of the Company.

     Pursuant to the Rawlings Sporting Goods Company, Inc. 1994 Non-Employee Directors' Stock Plan (the "Directors' Plan"), the non-employee Directors receive (i) a non-qualified stock option having an exercise price equal to the fair market value on the date of grant for 2,500 shares of the Common Stock upon their initial election or appointment and, thereafter, a non-qualified stock option for 1,000 shares of the Common Stock annually at the date of the annual meeting, except that no more than one stock option award may be granted to each non-employee Director in a given calendar year, and (ii) the right to defer receipt of fees in cash, and receive instead the right to delivery at a specified future date of that number of shares of Common Stock having a value at the time of deferral equal to the amount of cash deferred.


                      EXECUTIVE COMPENSATION

BACKGROUND

     The members of the Company's Compensation Committee during the Company's fiscal year ended August 31, 1998, who are also currently members of the Compensation Committee, were Michael McDonnell, Michael J. Roarty, William C. Robinson and Charles L. Jarvie.

     Set forth below is the Compensation Committee's report on executive compensation.

     Notwithstanding anything to the contrary, the following report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of
Directors is charged with the responsibility to administer compensation programs for the Company's executives. To this end, the Committee has established the following fundamental philosophy for executive compensation:

          An appropriate and significant portion of each executive's total compensation should be performance-based and linked to the creation of value for stockholders, and

          Market practices and compensation levels must be considered when establishing an appropriate program for executives in order to assist the Company in attracting and retaining high quality talent.

     Pursuant to this philosophy, the Company's executive compensation plans have been designed to remunerate executives through three primary sources - base salary, annual cash incentives and long-term equity-oriented incentives. The entire program has been formulated so that the portion of an executive's total compensation being derived from variable, performance-based pay is greater at increasing levels of responsibilities.

     Details regarding each of the primary facets of executive compensation, along with a discussion of the awards made in fiscal 1998, follows.

     Base Salary

     The Company targets salaries for executives at the median (size-adjusted 50th percentile) of the competitive marketplace. For purposes of each of the primary facets of compensation, the competitive marketplace includes organizations of similar size in the sporting goods industry.

     In 1994, the Committee determined, with the assistance of an independent, executive compensation consultant, that salaries for the Company's top executives needed to be increased to reflect the additional duties and responsibilities resulting from the Company's spin-off from Figgie. A multi-year process was implemented to move salaries for these executives to market median levels within 2-3 years. The salary increases depicted in the Summary Compensation Table reflect this ongoing process to achieve targeted salary levels.

     As of August 31, 1998, salary levels approximate market medians for the Company's executive group as a whole. In particular, Mr. Keene's cash compensation ($214,198) is well below the market median. On October 15, 1998, the Company announced that Stephen M. O'Hara had been selected as the Chairman of the Board and Chief Executive Officer of the Company. During 1999, Mr. O'Hara will receive a salary of $275,000, participate in a bonus plan and receive options to purchase 250,000 shares of Common Stock pursuant to the Stock Option Plan. The Committee believes that the level of such compensation has been determined in accordance with the principals discussed herein. Future increases to executive salaries will be based on the Committee's discretionary evaluation of Company and individual performance and increases occurring within the marketplace.

     Annual Cash Incentives

     The Company maintains a management incentive plan whose participants include certain management employees and all of the Company's executives. The plan provides for the payment of annual cash awards based upon the achievement of specified Company goals and an evaluation of each executive's individual performance.

     Incentive opportunities are established for each executive level, stated as a percentage of base salary. These opportunities are set at levels designed to approximate median incentive opportunities for similar positions within the competitive marketplace. Actual awards earned are a function of the Company's performance; thus, actual awards to the Company's executives may be below or above actual median awards in the marketplace depending on how the Company performs.

     Annual incentives earned for fiscal 1998, as shown in the Summary Compensation Table, reflect the Committee's evaluation of the Company's performance against stated financial goals for 1998. As the Company did not achieve 100% of its planned goals (primarily based on achievement of specified net income levels), the amounts earned reflect awards below targeted incentive levels.

     Long-Term Equity-Based Compensation

     The Company maintains a long-term incentive plan which provides for the grant of stock-based incentive awards to certain management employees and all of the Company's executives.

     The Company utilizes nonqualified stock options granted at fair market value as its primary long-term incentive. From time to time, executives are granted stock options at levels determined by the Committee based on a number of subjective factors, including among other things, a general desire to approximate median award levels within the competitive marketplace. Since the executives derive no value from the options unless the value of the Company's stock increase, these awards support the Company's objective of linking executive compensation to the creation of shareholder value.

     Awards made to the Company's executives in fiscal 1998, including the 33,000 options granted to Mr. Keene, approximate the median level of awards made to executives in similar positions within the competitive marketplace.

     Section 162(m)

     In December 1995, the IRS finalized rules regarding the deductibility of compensation under Internal Revenue Code Section 162(m). The rules state that compensation in excess of $1 million annually to any one executive will be non-deductible for income tax purposes unless the compensation is "performance based." At this point, none of the compensation paid by the Company to its executives is non-deductible. The Committee will monitor IRS rules and the Company's executive compensation program to ensure, to the extent appropriate, that full deductibility for such payments continues.

     Michael J. Roarty                  William C. Robinson
     Michael McDonnell                  Charles L. Jarvie

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As discussed above under "Compensation Committee Report," the Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During the fiscal year ended August 31, 1998, the members of the Compensation Committee were Michael McDonnell, Michael J. Roarty, William C. Robinson and Charles L. Jarvie. None of the members of the Compensation Committee were, during the fiscal year ended August 31, 1998, an officer or employee of the Company or any of its subsidiaries, or otherwise were formerly an officer of the Company or any of its subsidiaries.

SUMMARY OF COMPENSATION

     The following table shows information concerning compensation earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company whose salary and bonus for the twelve months ended August 31, 1998 exceeded $100,000. This information is provided for the fiscal years ended August 31, 1998, 1997 and 1996.




                                SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                             COMPENSATION
                               ANNUAL COMPENSATION               AWARDS



                                                               SECURITIES     ALL OTHER
NAME AND PRINCIPAL     FISCAL                      ALL OTHER    UNDERLYING   COMPENSATION
POSITION                YEAR  SALARY    BONUS     COMPENSATION    OPTIONS         (1)

Howard B. Keene          1998 206,072    8,126           -        33,000         4,095
Interim President and    1997 154,500   11,133           -        15,384         4,214
Chief Executive Officer  1996 147,500   49,875           -        17,111         4,069

Randy D. Black, Former   1998 143,750    7,553           -        15,000         4,181
Vice President,          1997 138,750    9,991           -        13,846         4,173
Marketing /2/            1996 132,500   48,744           -        13,889         3,841

Paul E. Martin           1998 139,677    7,344           -        15,000         3,900
Chief Financial Officer  1997 134,125    9,670           -        13,333         4,236
                         1996 126,250   43,986           -        12,778         2,600

J. Michael Thompson      1998 133,783    7,032           -        15,000         3,002
Vice President, Sales    1997 128,750    9,277           -        12,820         2,975
                         1996 121,500   47,717           -        12,222         3,674

Jonathan Hodgins,        1998 144,892        -           -        25,000         3,000
President,               1997      -         -           -         -              -
Hockey Division          1996      -         -           -         -              -

Carl J. Shields,         1998  32,187        -           -         -              -
Former Chairman,         1997 257,500    24,121          -        38,461         4,750
President and            1996 245,000   109,964          -        44,722         2,875
Chief Executive
Officer /3/

/1/  The amounts indicated reflect matching contributions made by the Company pursuant to the 401(k) Plan.

/2/  Mr. Black resigned as Vice President, Marketing of the Company as of September 30, 1998.

/3/  Mr. Shields resigned as a Director, Chairman, Chief Executive Officer and President of the Company on
          October 22, 1997.



STOCK OPTIONS

     The following tables set forth certain information concerning options granted during the fiscal year ended August 31, 1998 to the Executive Officers named in the Summary Compensation Table and the number and value of the unexercised options held by such persons on August 31, 1998:

                         OPTION/SAR GRANTS IN LAST FISCAL YEAR /1/


                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                 ASSUMED ANNUAL RATES OF STOCK
                                                                 PRICE APPRECIATION FOR OPTION
                         INDIVIDUAL GRANTS                                      TERM /2/

  (a)                  (b)              (c)         (d)              (e)     (g)            (h)


                                   % OF TOTAL
               NUMBER OF           OPTIONS/SARS
               SECURITIES          GRANTED TO     EXERCISE OR
              UNDERLYING OPTION/   EMPLOYEES IN   BASE PRICE  EXPIRATION
NAME           SARS GRANTED (#)     FISCAL YEAR     ($/SH)       DATE    5%  ($)   10%  ($)

Howard B. Keene    33,000                 19%    $13.63/sh   4/1/2008  $282,871  $716,849
Randy D. Black     15,000                  8%    $13.63/sh   12/30/1998      $0        $0
Paul E. Martin     15,000                  8%    $13.63/sh   4/1/2008  $128,578  $325,841
J. Michael         15,000                  8%    $13.63/sh   4/1/2008  $128,578  $325,841
Thompson
Jonathan Hodgins   10,000                  14%   $10.13/sh   9/27/2007  $63,707  $161,446
                   15,000                        $13.63/sh   4/1/2008  $128,578  $325,841
Carl J. Shields         0                   0%        -         -         -         -

/1/       The options have an exercise price equal to the market price on the date of grant and become exercisable as to one-third of the initial number of underlying shares of Common Stock on each of the first, second and third anniversaries of the date of grant, subject to acceleration in the event of death or disability of the optionee, a change in control (as defined in the Stock Option Plan) or as otherwise determined by the Compensation Committee.

/2/       The potential realizable value represents the amount each Executive Officer might realize if the stock appreciates annually at the assumed rates of 5% and 10% for the full period of the options (10 years).
          The amounts represent only hypothetical values and there can be no assurance that such growth rates in stock price will be achieved.  The actual amount realized by each Executive Officer will be determined at the time the options are exercised and will be based on the excess of the fair market value of the stock at the time of exercise over the exercise price.  For comparison, the total realizable value for all stockholders, assuming 5% and 10% annual growth rates for 10 years, would be approximately $102.9 million and $111.2 million, respectively, based upon an acquisition price of $13.63 per share.




          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                     OPTION/SAR VALUES



                                             NUMBER OF SECURITIES     VALUE OF
                                             UNDERLYING               UNEXERCISED
                                             UNEXERCISED              IN-THE-MONEY
                                             OPTIONS/SARS AT          OPTIONS/SARS AT
                                             FY-END (#)               FY-END ($)
                 SHARES
               ACQUIRED ON     VALUE         EXERCISABLE/             EXERCISABLE/
NAME           EXERCISE (#)   REALIZED ($)   UNEXERCISABLE            UNEXERCISABLE

Howard B. Keene     0              0         68,617/38,128                 $0/$0

Randy D. Black      0              0         41,423/24,231                 $0/$0

Paul E. Martin      0              0         57,511/19,444                 $0/$0

J. Michael Thompson 0              0         42,391/19,273                 $0/$0

Jonathan Hodgins    0              0              0/25,000                 $0/$0

Carl J. Shields     42,635 /2/     $70,325             0/0                 $0/$0

/1/   The closing price of the Common Stock on the Nasdaq National Market on August 31,
      1998 was $9.00 per share.  Value is calculated by determining the difference between the option exercise price and $9.00, multiplied by the number of shares of
      Common Stock underlying the options.

/2/   Mr. Shields resigned as a Director, Chairman, Chief Executive Officer and President
      of the Company on October 22, 1997, and exercised options to purchase 42,635 shares of Common Stock.  The closing price per share on that date was $10.875.





RETIREMENT PLANS

     All of the Executive Officers of Rawlings who were previously employees of Figgie accrued retirement income credits under Figgie's Retirement Income Plan II (the "Figgie Plan") until the date of the initial public offering of the Company's shares (the "IPO"). Such employees will receive upon retirement benefits accrued under the Figgie Plan up until the date of the IPO. In connection with the acquisition of the Rawlings Business from Figgie, each of the Company's employees has been given credit for vesting and eligibility to receive benefits under the Company's retirement plan for service as an employee of Figgie. In return, Figgie has provided full vesting under the Figgie Plan for all employees of Rawlings who were previously employees of Figgie.

     As of July 8, 1994, the date of the IPO, the annual benefits payable upon retirement under the Figgie Plan, including accrued benefits from a prior plan which was terminated on November 21, 1988, to the individuals named in the Summary Compensation Table who were employees of Figgie are as follows: Mr. Keene, $9,372; and Mr. Thompson, $6,621.

     The Company has not adopted a retirement plan.

EMPLOYMENT AGREEMENT

     Effective November 2, 1998, the Company entered into an employment agreement with Stephen M. O'Hara which provides for
(i) an initial annual salary of $275,000, with an annual salary review and adjustment by the Compensation Committee, (ii) an annual bonus of up to 75% of salary, which will be based upon subjective and objective criteria established by the Compensation Committee, (iii) the issuance of stock options to purchase
250,000 shares of Common Stock having the terms discussed below,
(iv) severance benefits if his employment with the Company is terminated under certain circumstances following a change in control of the Company, (v) a termination benefit, except for termination due to fraud, malfeasance or misappropriation of funds, equal to two times annual salary and benefits, (vi) a $2 million life insurance policy, (vii) an automobile allowance, and
(viii) certain relocation expenses and miscellaneous perquisites.

     The stock options referred to above vest over a five year period in 20% increments. The options that vest on the first anniversary are exercisable at a price per share equal to the current market price of the Common Stock on November 2, 1998 ($10.50), and those vesting on the second, third, fourth and fifth anniversaries are exercisable at 110%, 120%, 130% and 140% of such current market price, respectively. In addition, for each share of Common Stock purchased by Mr. O'Hara, up to the first 20,000 shares purchased, Mr. O'Hara shall receive pursuant to the employment agreement the option to purchase two shares of Common Stock at an option price equal to the price at which such shares of Common Stock were purchased.

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with each of the Executive Officers named in the Summary Compensation Table which provide various severance benefits to certain Executive Officers if their employment with the Company is terminated under certain circumstances following a change in control of the Company. The agreements provide that a change in control of the Company is deemed to have occurred if (i) a person acquires beneficial ownership of 20% or more of the Company's voting stock, (ii) individuals who, at the date of the agreement or the beginning of a two-year period thereafter, constitute the Board of Directors, cease for any reason to constitute a majority of the Board, (iii) the stockholders approve a liquidation of the Company, a sale or disposition of all or substantially all of the Company's assets, or a merger, consolidation or reorganization of the Company other than one that would result in (a) the holders of the Company's voting stock continuing to own beneficially more than 50% of the outstanding stock of the resulting corporation,
(b) no person who did not own voting stock prior to the transaction owning 20% or more of the outstanding stock of the resulting corporation, and (c) at least a majority of the board of directors of the resulting corporation being members of the Board of Directors of the Company at the date the severance agreement was signed or at the beginning of a two-year period thereafter that precedes the corporate transaction, or (iv) the Board concludes that the Executive Officer is entitled to the benefits because of the occurrence, threat or imminence of an event with consequences similar to the foregoing.

     Each of the agreements provides for severance payments in the event of termination of the Executive Officer's employment within a specified period after a change in control of the Company (two and one-half years for Mr. Keene and two years for other Executive Officers), unless the Executive Officer's employment is terminated by the Company or its successors for "cause" or "disability", because of the Executive Officer's death or "retirement" or by the Executive Officer's voluntary termination for other than "good reason", in each case as such terms are defined in the agreements. The benefits consist of the following: (a) an amount equal to two and one-half times for Mr. Keene and two times the highest base salary paid to certain of the other Executive Officers at any time up to the termination of such Executive Officer's employment; (b) salary and bonus (prorated assuming annual bonuses were paid at the target level) to the date of termination; (c) medical, dental, long-term disability and group term life insurance benefits for two and one-half years for Mr. Keene and two years for other Executive Officers if the Executive Officer makes his or her required contribution; and (d) acceleration of the vesting of all stock options. Under the Deficit Reduction Act of 1984, severance payments that exceed a certain amount subject both the Company and the Executive Officer to adverse U.S. federal tax consequences. Each of the agreements provides that the Company shall pay the Executive Officer (i) the severance benefits reduced to the extent necessary to avoid an excise tax or
(ii) unreduced severance benefits if, after application of the excise tax, the severance benefits would be greater than the severance benefits provided for in clause (i) above.


                     STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on an investment of $100 in the Common Stock on June 30, 1994 (the date on which the Common Stock began trading on the Nasdaq National Market) to August 31, 1998 with the cumulative total return over the same period of (i) the Nasdaq Composite Market Index and (ii) the Standard & Poor's Leisure Time Index and assumes dividend reinvestment through the fiscal year ending August 31, 1998:

           TOTAL STOCKHOLDER RETURN (6/30/95 - 8/31/98)
              STOCK PRICE APPRECIATION AND DIVIDENDS

                           Jun     Aug     Aug     Aug    Aug    Aug
                          1994    1994     1995    1996   1997   1998
                         ------   -----    -----   -----  -----  -----
  Rawlings Sporting
  Goods Company, Inc.      100     104      79      80      88     75

  Leisure Time
  Products - Super         100     110     114     134     164     151

  NASDAQ Index Composite   100     108     145     162     224     212

                       CERTAIN TRANSACTIONS

     Mr. Baur is the Secretary and Treasurer of St. Louis Cardinals L.P. During the fiscal year ended August 31, 1998, the Company sold approximately $357,000 of product to St. Louis Cardinals L.P. The Company believes that the terms and prices for the sale of these products are no less favorable than those obtained from unaffiliated parties.

     Mr. Jarvie is the President and a director of Host
Communications, Inc.  During the fiscal year ended August 31,
1998, the Company purchased approximately $145,800 of catalogues and promotional posters from Host Communications, Inc.


               COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Common Stock and other equity securities. In addition, under Section 16(a), a director, executive officer or 10% stockholder who is a trustee and has a pecuniary interest (such interest includes situations where a member of the trustee's immediate family is a beneficiary of the trust) in any holding or transaction in the Company's securities held by the trust, must report the holding or transaction on the trustee's individual form. Securities and Exchange Commission regulations require directors, executive officers, greater than 10% stockholders and reporting trusts to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1998, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% stockholders were met.


   RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending August 31, 1999. Although the Bylaws of the Company do not require the submission of the selection of independent public accountants to the stockholders for approval, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Board of Directors.
The Board of Directors will not be bound by the stockholders' vote at the Annual Meeting but will take into account the stockholders' decision.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement should they desire to do so and will also be available to respond to appropriate questions from stockholders.

     Ratification of the selection of the independent public accountants will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, provided a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE SELECTION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC
ACCOUNTANTS OF THE COMPANY FOR THE COMPANY'S FISCAL YEAR ENDING
AUGUST 31, 1999.

          STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any stockholder proposal submitted to the Company pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy statement and proxy relating to the Company's
2000 Annual Meeting of Stockholders must be received by the Company no later than July 28, 1999. Any stockholder intending to nominate an individual for election to the Board at the Company's 2000 Annual Meeting of Stockholders must provide written notice to the Company not late than November 22, 1999.
If the Company does not receive notice of any other non-Rule
14a-8 matter that a stockholder wishes to raise at the Annual meeting in 2000 by November 22, 1999, the proxy holders will retain discretionary authority to vote proxies on such matters if they are raised at the 2000 Annual Meeting of Stockholders. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange
Commission. Stockholder proposals should be addressed to the attention of the Secretary of the Company.


                          OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

     To the extent that information contained in this Proxy
Statement is peculiarly within the knowledge of persons other than the management of the Company, it has relied on such persons for the accuracy and completeness thereof.

     UPON THE RECEIPT OF A WRITTEN REQUEST FROM ANY STOCKHOLDER ENTITLED TO VOTE AT THE FORTHCOMING ANNUAL MEETING, THE COMPANY WILL MAIL, AT NO CHARGE TO THE STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE EXCHANGE ACT, FOR THE COMPANY'S FISCAL YEAR ENDED AUGUST 31, 1998. REQUESTS FROM BENEFICIAL OWNERS OF THE COMPANY'S VOTING SECURITIES MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH MEETING. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO:


                         HOWARD B. KEENE
                            SECRETARY
              RAWLINGS SPORTING GOODS COMPANY, INC.
                       1859 INTERTECH DRIVE
                      FENTON, MISSOURI 63026


     You are urged to complete, date, sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.


                                 By Order of the Board of
Directors

                                   /s/ Howard B. Keene

                                   Howard B. Keene
                                    Secretary


Dated:   November 25, 1998

                             APPENDIX A
                             PROXY CARD

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              PROXY
             1999 ANNUAL MEETING OF STOCKHOLDERS OF
              RAWLINGS SPORTING GOODS COMPANY, INC.


     The undersigned hereby appoints Howard B. Keene and Paul E. Martin, and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Rawlings Sporting Goods Company, Inc. (the "Company") to be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri 63141, on Thursday, January 14, 1999, commencing at 10:00 a.m., local time, and at all adjournments thereof, and to vote all shares of capital stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated November 25, 1998:

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
EACH ITEM.

Item 1: Election of two Directors for a class of Directors to serve until the annual meeting following the Company's fiscal year ending August 31, 2001.

     [ ] FOR the nominees listed below: [ ] WITHHOLD AUTHORITY to
          NOMINEES:  Linda L. Griggs         vote for those
                                             nominees listed
                                             below:
                       William C. Robinson


Item 2: Proposal to ratify the selection of the accounting firm of Arthur Andersen LLP as independent public accountants of the Company for the Company's fiscal year ending August 31, 1999.

               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN


     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual
Meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 and 2.

Dated: ____________________, 19__

_____________________________________________
                                   Signature

_____________________________________________
                                   Signature (if held jointly)

                                   Please sign exactly as name
                                   appears hereon.  When shares
                                   are held by joint tenants,
                                   both should sign.  When
                                   signing as an attorney,
                                   executor, administrator,
                                   trustee or guardian, please
                                   give full title as such.  If a
                                   corporation, please sign in
                                   full corporate name by
                                   President or other authorized
                                   officer.  If a partnership,
                                   please sign in partnership
                                   name by authorized person.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
           USING THE ENCLOSED POSTAGE PREPAID ENVELOPE